3. ACCESS PERSON TRADING

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DEFINITIONS

Access Person. Regardless of Firm employment status (full time, part time, temporary, independent contractor, W-2 or 1099), all persons who have access to non-public client information and information regarding client securities transactions, persons who are involved in making securities recommendations to clients or have access to client recommendations and/or who are owners or control persons of the advisor.

Beneficial Interest. Any direct or indirect ownership, future ownership, control or authority interest in an investment account or security, including beneficiary, heir, trustee, executor, investment advisor or other status over trust accounts, estate assets, custodial accounts or other accounts in which the employee has an interest or exercises authority or investment discretion. For purposes of these policies, the term is considered to include securities held by members of an access person’s household members; provided however, this presumption may be rebutted.

Household Member. An access person’s spouse, domestic partner, children, parents, siblings, other relatives and any other member of the person’s immediate household, a trust or estate in which any member of his or her immediate household has a beneficial interest or over which the immediate household member has control. Household members include adopted and foster children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws.

POLICIES

The following policies are pursuant to Rule 17j-1 of the Investment Company Act and the Advisers Act of 1940. Rule 17j-1 addresses conflicts of interest that may occur when Firm Access Persons buy or sell securities for their own accounts (personal investment activities). Further, the Firm adheres to Rule 17j-1 by:
•Adopting a Code of Ethics containing provisions to prevent fraudulent, deceptive or manipulative acts
•Requiring access persons to report their personal securities transactions to the Firm
•Conducting oversight of personal investment activities
•Monitoring compliance with Rule 17j-1
•Making information about the Firm’s policies concerning personal investment activities available to the public

DESIGNATION OF ACCESS PERSONS

All owners, officers, all portfolio managers, all trade personnel, all research personnel (if any) and all client services personnel are considered access persons of the Firm subject to these policies and procedures. Persons conducting business for another entity on the premises, that have access to the Firm’s client files or trading records, are considered access persons of the Firm.

ACCESS PERSON TRADING

Access persons are subject to personal investment account trade reporting designed to ensure that no Firm client is disadvantaged in any respect by the personal investment transactions of an access person or his or her household member. The policy requires prior Chief Compliance Officer approval of all non-exempt personal trades, the Firm’s receipt of duplicate account statements for all personal investment accounts and specifically prohibits trading on the basis of inside information and trading ahead of client orders (front running).

PROCEDURES
1.0     INITIAL AND ANNUAL EMPLOYEE CERTIFICATIONS

Upon hire and annually thereafter, every access person must execute an Annual Access Person Certifications form that Identifies all personal investment accounts and certifies that they have read and agree to abide by the Firm’s access person trading policies and procedures and code of ethics.

A copy of the Certification form is included with these procedures.
2.0     PERSONAL INVESTMENT ACCOUNTS-- TRADING

The Firm’s access persons and persons associated with them including household members should not benefit from any price movement that may be caused by client transactions or the Firm’s recommendations regarding such securities, nor should any client transaction suffer any price movement that results from any Firm or staff transaction. The Firm will use reasonable diligence to determine whether the executed transactions of its personnel through their personal investment accounts and/or accounts over which the staff member has discretionary authority, will adversely affect the interests of the Firm or its clients. The following restrictions apply:

2.1    UNLESS EXEMPTED, NO UNREPORTED TRADING ACCOUNTS OR TRANSACTIONS

Access persons and their household members are required to identify to the Firm all investment accounts in which the access person has any beneficial ownership interest and all securities transactions therein. Except as provided herein, there are no exceptions to this requirement and any violation of this policy will establish grounds for discipline or termination.

2.1.1    INVESTMENT ACCOUNTS EXEMPTED FROM REPORTING AND TRADE PRE-APPROVAL REQUIREMENTS

•Securities held in accounts over which the access person or household member has no trading discretion or indirect influence or control (including “blind trusts”)

•Purchases or sales pursuant to an automatic investment plan;

•Acquisitions of securities through stock dividends, dividend reinvestments, splits, reverse splits, mergers, consolidations, spin-offs, and other corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

2.1.2    SECURITIES EXEMPTED FROM REPORTING AND TRADE PRE-APPROVAL REQUIREMENTS

•Direct obligations of the Government of the United States;
•Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•Shares issued by money market funds;
•Shares issued by open-end funds (other than reportable funds1); and
•Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, (none of which are reportable funds managed by the Firm); or
•Purchases or sales for which the Chief Compliance Officer determines that the potential for harm to clients is remote because the transactions would be very unlikely to affect market price or liquidity, or because they are not related economically to the securities to be purchased, sold or held by clients, and because they do not involve material non-public information.

2.2    ACCESS PERSON TRADES REQUIRING PRE-APPROVAL

Access personnel and their household members must obtain approval from the Chief Compliance Officer for all personal securities transactions that are not otherwise exempted or prohibited. The Chief Compliance Officer’s personal trades are approved by Rachel Robasciotti or Maya Philipson. Prior trade approval is documented on a Personal Securities Transaction Request for Trade Approval and/or the Firm’s trade blotter if executed through the Firm.

The following transactions require prior approval:

•SECURITIES TRANSACTIONS IN ISSUES ACTIVELY TRADED OR CONTEMPLATED FOR TRADING IN CLIENT ACCOUNTS THAT ARE NOT OTHERWISE SPECIFICALLY EXEMPTED FROM REPORTING AND PRE-TRADE APPROVAL UNDER THESE PROCEDURES

•INITIAL PUBLIC OFFERINGS AND LIMITED (UNREGISTERED) OFFERINGS
No access persons may purchase any security in an initial public offering, unregistered limited offering or any “hot issue” in a follow-on offering without written approval of the Chief Compliance Officer.

•SHORT-TERM TRADING
The Firm believes that personal short-term trading may increase the risk of problems arising under these policies and procedures. While the Firm leaves the extent of trading to an individual's judgment, as is consistent with his or her objectives and past trading practices, access persons are on notice that short-term trading practices must be approved by the Chief Compliance Officer and will be periodically reviewed.

•PRIVATE PLACEMENTS
No access persons shall acquire securities in a private placement without the prior approval of the Chief Compliance Officer.

A form Personal Securities Transaction Request for Trade Approval and a form Notice of Participation in Private Securities Transaction accompanies these procedures. Access person trade approvals, once given are valid for 24 hours and expire if the trade is not executed in that time allotment.

1 A “reportable fund” would be a fund for which the Firm served as the investment adviser or any fund whose investment adviser is an affiliate of the Firm.

If a security is bought or sold for clients and for Firm access persons on the same day, the access person’s trades must either be: 1. aggregated with the client transactions, in which case all participants in the transaction participate on an average price basis; or 2. executed at the end of the trade day after all client trades in the subject security for that day are completed. If the access person’s purchase of the security is not aggregated with client trades, the price received by the access person cannot be more favorable than the price received for the same security for client accounts that day. If the price to the access person is more favorable, the trade will be swapped with a client trade (if possible) and the access person shall receive the average price for all clients for the security that day.

2.4    RESTRICTED SECURITIES AND “BLACKOUT PERIODS”

From time to time, based upon client interests or potential conflicts of interest, the Investment and Research Committee and the Chief Compliance Officer may restrict trading in certain securities by clients or the Firm’s access persons and their household members. The Chief Compliance Officer maintains a “Restricted Securities List” identifying all restricted securities. Restricted securities may include shares of publicly traded companies upon whose Board a client or other person related to the Firm sits or other securities deemed restricted by the Investment and Research Committee and the Chief Compliance Officer. The Investment and Research Committee and the Chief Compliance Officer determines whether any proposed client or access person trade should be exempted from a current restriction, documenting the reasons for the exemption. The Investment and Research Committee and the Chief Compliance Officer determine the duration of any restriction.

The Chief Compliance Officer also may establish “blackout periods” restricting access person and household member trades in securities in which the Firm is making client trades or making recommendations to clients, in order to preclude employees from trading ahead of trades in client accounts. In such cases the Chief Compliance Officer advises the employees by email. A copy of the email is retained for historical purposes.
3.0     REVIEW OF EMPLOYEE PERSONAL TRADES AND HOLDINGS

The Chief Compliance Officer monitors all access persons’ personal securities transactions to safeguard against ethical violations (such as violations of Firm policies and procedures, conflicts of interest and insider trading) by reviewing access persons’ brokerage account statements.

3.1    INITIAL REPORTING OF SECURITIES HOLDINGS

Upon hire, and annually thereafter, every access person who engages in personal securities trading must identify on an Initial and Annual Securities Holdings Report, each of their personal investment accounts. New staff members that are designated as access persons are required to identify all subject holdings and accounts within 10 days of hire and the information provided must be current as of 45 days of hire. A form of the Initial and Annual Securities Holdings Report accompanies these procedures. In lieu of the form, access persons may provide copies of all relevant and timely custodial brokerage account statements but only to the extent that all securities owned are accounted for on the statements. If private securities or pooled investments are not reflected on the statements, these must be listed on the holdings report.

Access personnel and their household members must authorize their custodial broker-dealer or other financial institution to send duplicate monthly statements to the Firm to the attention of the Chief Compliance Officer. New personnel must provide copies of the current statement for each of their individual investment accounts to the Chief Compliance Officer within 10 days of hire and the information provided must be current as of 45 days of hire. Further, new staff must direct their custodian to send duplicate statements to the Firm starting with the month in which the staff member commences employment.

3.2    ONGOING REPORTING RESPONSIBILITIES

3.2.1    QUARTERLY TRANSACTIONS REPORTING

Access personnel are required to report any personal holdings and transactions that are not reflected on their brokerage statements via a Quarterly Transactions Report (included in these procedures.) Within ten (10) days of each quarter’s end, all access personnel, including their household members, must submit to the Chief Compliance Officer a quarterly transactions report showing all otherwise unreported personal securities transactions made during the quarter. This policy covers accounts held in the name of another person or entity, but over which the access person has discretionary authority.

For each transaction, the quarterly transaction report must include:
•Title and amount of the security traded;
•Date of the transaction;
•Nature of the transaction (purchase or sale);
•Price at which the trade was effected; and
•Name of the broker-dealer or bank that executed the transaction.

3.2.2    ADDITIONAL REPORTING

At least annually, each reporting access person must:
•Complete an Initial and Annual Employee Securities Holdings Report and include any new investment accounts acquired; information must be current within 45 days of the reporting. This requirement may be met by the duplicate submission of year-end securities brokerage statements to the extent such statements identify all securities holdings. To the extent an employee owns securities that are not reflected on a custodial brokerage statement, the Initial and Annual Securities Holdings Report must be filled out and submitted;
•Notify the Chief Compliance Officer immediately if they open a new investment account; and
•If not filing quarterly transactions reports, direct the custodial broker-dealer or other financial institution to send duplicate trade confirmations and account statements related to each new account to the Firm to the attention of the Chief Compliance Officer.

3.3    REVIEW OF ACCESS PERSON TRADING

At least monthly, the Chief Compliance Officer will verify each access employee’s compliance with the Firms trading restrictions, pre-trade approval requirements, aggregation and timing requirements and code of ethics by reviewing all employee and household member brokerage statements and comparing them to:
•Requests for trade approvals submitted by the employee;
•The Firm’s trade blotter of client (and employee trades);
•Aggregated trade documentation;
•Restricted securities lists or emails, if any; and
•Any inside information investigations opened during the period.

Rachel Robasciotti or Maya Philipson review the brokerage account statements of the Chief Compliance Officer and their household members.

All such reviews are documented by initialing and dating the brokerage statements reviewed or if reviewed electronically, a log of reviews is maintained.
4.0     VIOLATIONS OF FIRM ACCESS PERSON TRADING POLICIES AND PROCEDURES
Sanctions will be imposed for failure to follow these policies and procedures including but not limited to:
•Canceling of the offending trade(s);
•Disgorgement when an employee inadvertently receives an execution which is better than that of a client;
•Disgorgement is required when an employee trade constitutes a violation of the Firm’s Code of Ethics.
•Termination of employment;
•Reporting the failure to regulatory authorities.
In addition, the Firm may utilize any other appropriate or required penalties.
5.0    MAINTENANCE OF BOOKS AND RECORDS

The Chief Compliance Officer oversees the Firm’s compliance with applicable access person trading recordkeeping requirements. Records may be kept electronically in a non-rewriteable format. The following records are kept by the Firm for at least 5 years from the end of the fiscal year in which they were last used and must be readily accessible to regulator examination:

5.1    Initial and Annual Employee Certifications
5.2    Notices to Employees of Restricted Securities.
5.3    Chief Compliance Officer Approvals of Staff Trades.
5.4    Initial, Quarterly and Annual Employee Securities Holdings Reports or duplicate brokerage statements.
5.5    Reports of violations of access person trading policies and procedures